Exhibit 99.1

Clarus Reports Fourth Quarter and Full Year 2019 Results

- Fourth Quarter Sales Increased 7% to $61.0 Million With Net Income of $12.4 Million, or $0.40 per Diluted Share -

−  Expects Full Year 2020 Sales and Adjusted EBITDA to Grow Approximately 6% to $244 Million and $24 Million, Respectively -

SALT LAKE CITY, Utah – March 9, 2020 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a company focused on the outdoor and consumer industries, reported financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Financial Summary vs. Same Year-Ago Quarter

•	Sales increased 7% to $61.0 million.
•	Gross margin was 35.5% compared to 35.6%.
•	Net income increased to $12.4 million, or $0.40 per diluted share, compared to $3.5 million, or $0.12 per diluted share. The fourth quarter of 2019 included a $10.4 million net benefit associated with the partial release of the Company’s valuation allowance on its deferred tax assets.
•	Adjusted net income before non-cash items increased 16% to $6.8 million, or $0.22 per diluted share, compared to $5.9 million, or $0.19 per diluted share.
•	Adjusted EBITDA increased 6% to $7.0 million compared to $6.6 million.
•	At December 31, 2019, cash and cash equivalents totaled $1.7 million compared to $2.5 million at December 31, 2018, and debt was $22.7 million compared to $22.1 million at December 31, 2018.

2019 Financial Summary vs. 2018

•	Sales increased 8% to $229.4 million.
•	Gross margin increased slightly to 35.0% compared to 34.9%.
•	Net income increased significantly to $19.0 million, or $0.61 per diluted share, compared to $7.3 million, or $0.24 per diluted share.
•	Adjusted net income before non-cash items increased 10% to $21.3 million, or $0.69 per diluted share, compared to $19.3 million, or $0.64 per diluted share.
•	Adjusted EBITDA increased 9% to $22.7 million compared to $20.8 million.
•	Repurchased 243,873 shares of Clarus common stock for approximately $2.7 million at an average price of $10.92 per share, leaving approximately $10.8 million remaining on the Company’s $30 million share repurchase program.
•	Paid $3.0 million in dividends ($0.10 per share annually) compared to $1.5 million. The Company’s quarterly dividend was initiated in August 2018.
•	Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $5.4 million compared to $8.0 million.

Management Commentary

“We ended fiscal 2019 with strong fourth quarter results, driven by continued brand momentum and sales performance from Black Diamond across all regions and product categories,” said John Walbrecht, president of Clarus. “The continued success of our men’s and women’s sportswear, technical outerwear and logowear has provided a strong foundation for our apparel business, which grew 25% in the fourth quarter. We also achieved strong results in climb, with 19% growth driven by footwear, harnesses, carabiners and helmets.

“Furthermore, our efforts to elevate the customer experience, build brand awareness and support our wholesale partners continue to gain traction, as our direct business was up 38%. These top-line trends, along with improvements in the core fundamentals of our business, drove solid Adjusted EBITDA growth.

“While expected, continued softness in the bullet and ammunition market impacted our Sierra brand during the quarter. Despite the current environment, we believe Sierra is outperforming the competition due to our pursuit of product innovation and diversified customer base spanning retailers, distributors and OEM partners.

“Turning to 2020, our ‘super-fan’ brand strategy for shareholder value creation remains unchanged. Our ‘innovate and accelerate’ approach is focused on developing the most disruptive brands in the outdoor industry by out innovating the competition, building disruptive marketing campaigns, connecting directly with our end consumers, and continuously improving our operational footprint. We are also committed to long-term capital allocation priorities that we believe will maximize shareholder value.”

“We also take a strategic and disciplined approach to our capital allocation. We regularly evaluate opportunities to opportunistically acquire similar super-fan brands to complement our portfolio and where we can deploy our unique ‘innovate and accelerate’ brand strategy. Consistent with our focus on the disciplined pursuit of value-enhancing external growth opportunities, we have identified a target that meets our stringent M&A criteria and expect to have more news to share if this opportunity progresses further.”

Fourth Quarter 2019 Financial Results

Sales in the fourth quarter increased 7% to $61.0 million compared to $57.3 million in the same year- ago quarter. The increase was driven by a 13% increase in Black Diamond sales, partially offset by a 35% decline in Sierra sales. The Sierra decline was expected due to continued headwinds in the bullet and ammunition industry. On a constant currency basis, total sales were up 8%.

Gross margin in the fourth quarter was 35.5% compared to 35.6% in the year-ago quarter. The slight decline was primarily due to foreign exchange headwinds from the strengthening U.S. dollar and the impact from recent tariffs. Foreign exchange headwinds reduced year-over-year gross margin by approximately 75 basis points in the fourth quarter of 2019 and the impact from tariffs was an 80-basis point headwind.

Selling, general and administrative expenses in the fourth quarter were $17.5 million compared to $16.5 million in the year-ago quarter. The increase was attributable to the Company’s continued investment in Black Diamond brand-related activities focused on direct-to-consumer and research and development. As a percentage of sales, selling, general and administrative expenses declined 10 basis points to 28.6% compared to 28.7% in the year-ago quarter.

Net income in the fourth quarter was $12.4 million, or $0.40 per diluted share, compared to $3.5 million or $0.12 per diluted share in the year-ago quarter. The increase included a $10.4 million net benefit associated with the partial release of the Company’s valuation allowance on its deferred tax assets. Net income in the fourth quarter of 2019 also included $5.6 million of non-cash benefits, compared to $2.2 million of non-cash charges and $0.2 million in transaction and restructuring costs in the same year-ago quarter.

Adjusted net income, which excludes the non-cash items, as well as transaction and restructuring costs, in the fourth quarter was $6.8 million or $0.22 per diluted share, compared to $5.9 million or $0.19 per diluted share in the same year-ago quarter.

Adjusted EBITDA in the fourth quarter increased 6% to $7.0 million compared to $6.6 million in the same year-ago quarter. As a percentage of sales, adjusted EBITDA was 11.5% compared to 11.6% in the same year-ago quarter.

At December 31, 2019, cash and cash equivalents totaled $1.7 million compared to $2.5 million at December 31, 2018. The Company’s debt balance at December 31, 2019 was $22.7 million compared to $22.1 million at December 31, 2018.

Full Year 2019 Financial Results

Sales in 2019 increased 8% to $229.4 million compared to $212.1 million in 2018. The increase was driven by 13% growth in Black Diamond sales, partially offset by a 17% decline in Sierra sales. The year-over-year decline at Sierra was expected due to continued headwinds in the bullet and ammunition industry. On a constant currency basis, total sales were up 9%.

Gross margin in 2019 increased 10 basis points to 35.0% compared to 34.9% in 2018. Operational improvements more than offset a 75-basis point impact from foreign exchange headwinds and a 45-basis point impact from tariffs.

Selling, general and administrative expenses in 2019 were $68.7 million compared to $65.2 million in 2018. As a percentage of sales, selling, general and administrative expenses declined 80 basis points to 29.9% as the Company accomplished various operational efficiencies while still driving strong Black Diamond brand growth and continuing to activate strategic investments in demand creation and product innovation at both Black Diamond and Sierra.

Net income in 2019 improved significantly to $19.0 million, or $0.61 per diluted share, compared to net income of $7.3 million, or $0.24 per diluted share, in 2018. Net income in 2019 included a $10.4 million net benefit associated with the partial release of the Company’s valuation allowance on its deferred tax assets. Net income in 2019 also included $2.1 million of non-cash charges and $0.2 million in transaction and restructuring costs, compared to net income in 2018 that included $11.4 million of non-cash charges, $0.5 million of transaction costs, and $0.1 million of restructuring costs.

Adjusted net income in 2019, which excludes the non-cash charges as well as transaction, merger and integration, and restructuring costs, increased 10% to $21.3 million, or $0.69 per diluted share, compared to $19.3 million, or $0.64 per diluted share, in 2018.

Adjusted EBITDA in 2019 increased 9% to $22.7 million compared to $20.8 million in 2018. As a percentage of sales, adjusted EBITDA improved 10 basis points to 9.9%.

Capital Allocation

During 2019, the Company repurchased 243,873 shares of its common stock for approximately $2.7 million, or an average price of $10.92 per share, leaving approximately $10.8 million remaining on its $30 million share repurchase program.

During the year, the Company also paid $3.0 million in dividends ($0.10 per share annually) compared to $1.5 million in 2018. The Company’s quarterly dividend was initiated in August 2018.

Net cash provided by operating activities for the year ended December 31, 2019, which reflects these capital allocation initiatives, was $9.5 million compared to $11.4 million in the prior year. Capital expenditures for 2019 were $4.1 million compared to $3.4 million in the same year-ago period. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the year ended December 31, 2019 was $5.4 million compared to $8.0 million in the same year-ago period.

2020 Outlook

Clarus anticipates fiscal year 2020 sales to grow approximately 6% to $244 million compared to 2019. By brand, the Company expects sales for Black Diamond to increase high-single digits with Sierra being down low-single digits compared to 2019.

The Company expects adjusted EBITDA in 2020 to increase approximately 6% to $24 million compared to 2019 with capital expenditures of approximately $5 million and free cash flow of approximately $10 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $132 million. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2019 results.

Date: Monday, March 9, 2020

Time: 5:00 p.m. Eastern Time / 3:00 p.m. Mountain Time

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 2195531

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 23, 2020.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 2195531

About Clarus Corporation

Clarus Corporation is focused on the outdoor and consumer industries, seeking opportunities to acquire and grow businesses that can generate attractive shareholder returns. The Company has substantial net operating tax loss carryforwards which it is seeking to redeploy to maximize shareholder value. Clarus’ primary business is as a leading developer, manufacturer and distributor of outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport markets. The Company’s products are principally sold under the Black Diamond®, Sierra®, PIEPS®, and SKINourishment® brand names through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets and ammunition by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company's manufacturing facilities and suppliers, including in light of disease epidemics and health-related concerns such as the coronavirus; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and the Company’s ability to declare a dividend. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

John C. Walbrecht President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Chief Administrative Officer and Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations Contact:

Gateway Investor Relations Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	December 31,
	2019	2018
Assets
Current assets
Cash	$1,703	$2,486
Accounts receivable, net	41,628	35,943
Inventories	73,432	64,933
Prepaid and other current assets	3,787	5,115
Income tax receivable	322	24
Total current assets	120,872	108,501
Property and equipment, net	22,919	23,401
Other intangible assets, net	15,816	19,416
Indefinite lived intangible assets	41,630	41,694
Goodwill	18,090	18,090
Deferred income taxes	7,904	-
Other long-term assets	3,034	2,026
Total assets	$230,265	$213,128
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$24,304	$21,489
Income tax payable	260	210
Current portion of long-term debt	-	41
Total current liabilities	24,564	21,740
Long-term debt	22,670	22,105
Deferred income taxes	1,224	2,919
Other long-term liabilities	615	159
Total liabilities	49,073	46,923
Stockholders' Equity
Preferred stock, $.0001 par value; 5,000 shares authorized; none issued	-	-
Common stock, $.0001 par value; 100,000 shares authorized; 33,615 and 33,244 issued and 29,760 and 29,748 outstanding, respectively	3	3
Additional paid in capital	492,353	488,404
Accumulated deficit	(288,592)	(304,577)
Treasury stock, at cost	(22,269)	(18,102)
Accumulated other comprehensive (loss) income	(303)	477
Total stockholders' equity	181,192	166,205
Total liabilities and stockholders' equity	$230,265	$213,128

CLARUS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2019	December 31, 2018
Sales
Domestic sales	$33,946	$32,870
International sales	27,076	24,437
Total sales	61,022	57,307
Cost of goods sold	39,336	36,889
Gross profit	21,686	20,418
Operating expenses
Selling, general and administrative	17,465	16,459
Restructuring charge	-	51
Transaction costs	42	120
Total operating expenses	17,507	16,630
Operating income	4,179	3,788
Other (expense) income
Interest expense, net	(380)	(319)
Other, net	167	(390)
Total other expense, net	(213)	(709)
Income before income tax	3,966	3,079
Income tax benefit	(8,421)	(469)
Net income	$12,387	$3,548
Net income per share:
Basic	$0.42	$0.12
Diluted	0.40	0.12
Weighted average shares outstanding:
Basic	29,759	29,843
Diluted	30,974	30,532

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018
Sales
Domestic sales	$121,751	$112,537
International sales	107,686	99,604
Total sales	229,437	212,141
Cost of goods sold	149,146	138,179
Gross profit	80,291	73,962
Operating expenses
Selling, general and administrative	68,680	65,151
Restructuring charge	13	137
Transaction costs	166	503
Total operating expenses	68,859	65,791
Operating income	11,432	8,171
Other (expense) income
Interest expense, net	(1,358)	(1,339)
Other, net	(93)	(359)
Total other expense, net	(1,451)	(1,698)
Income before income tax	9,981	6,473
Income tax benefit	(8,991)	(828)
Net income	$18,972	$7,301
Net income per share:
Basic	$0.64	$0.24
Diluted	0.61	0.24
Weighted average shares outstanding:
Basic	29,820	29,915
Diluted	30,993	30,255

CLARUS CORPORATION

RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2019		December 31, 2018
		Gross profit as reported	$20,418
		Plus impact of inventory fair value adjustment	-
Gross profit as reported	$21,686	Adjusted gross profit	$20,418

		Gross margin as reported	35.6%

Gross margin as reported	35.5%	Adjusted gross margin	35.6%

TWELVE MONTHS ENDED

	December 31, 2019		December 31, 2018
		Gross profit as reported	$73,962
		Plus impact of inventory fair value adjustment	1,049
Gross profit as reported	$80,291	Adjusted gross profit	$75,011

		Gross margin as reported	34.9%

Gross margin as reported	35.0%	Adjusted gross margin	35.4%

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO NET INCOME BEFORENON-CASH ITEMS, ADJUSTED NET INCOME BEFORENON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2019	Per Diluted Share	December 31, 2018	Per Diluted Share
Net income	$12,387	$0.40	$3,548	$0.12
Amortization of intangibles	887	0.03	971	0.03
Depreciation	1,218	0.04	1,109	0.04
Amortization of debt issuance costs	77	0.00	65	0.00
Stock-based compensation	703	0.02	585	0.02
Loss from removal of accumulated translation adjustment	-	-	27	0.00
Income tax benefit	(8,421)	(0.27)	(469)	(0.02)
Cash paid for income taxes	(78)	(0.00)	(122)	(0.00)
Net income before non-cash items	$6,773	$0.22	$5,714	$0.19
Restructuring charge	-	-	51	0.00
Transaction costs	42	0.00	120	0.00
State cash taxes on adjustments	(1)	(0.00)	(6)	(0.00)
AMT cash taxes on adjustments	(1)	(0.00)	(3)	(0.00)
Adjusted net income before non-cash items	$6,813	$0.22	$5,876	$0.19

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO NET INCOME BEFORENON-CASH ITEMS, ADJUSTED NET INCOME BEFORENON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE

(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2019	Per Diluted Share	December 31, 2018	Per Diluted Share
Net income	$18,972	$0.61	$7,301	$0.24
Amortization of intangibles	3,552	0.11	3,873	0.13
Depreciation	4,550	0.15	4,423	0.15
Amortization of debt issuance costs	283	0.01	436	0.01
Stock-based compensation	2,949	0.10	2,652	0.09
Loss from removal of accumulated translation adjustment	-	-	199	0.01
Inventory fair value of purchase accounting	-	-	1,049	0.03
Income tax benefit	(8,991)	(0.29)	(828)	(0.03)
Cash paid for income taxes	(209)	(0.01)	(418)	(0.01)
Net income before non-cash items	$21,106	$0.68	$18,687	$0.62
Restructuring charge	13	0.00	137	0.00
Transaction costs	166	0.01	503	0.02
State cash taxes on adjustments	(6)	(0.00)	(21)	(0.00)
AMT cash taxes on adjustments	(3)	(0.00)	(12)	(0.00)
Adjusted net income before non-cash items	$21,276	$0.69	$19,294	$0.64

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	December 31, 2019	December 31, 2018
Net income	$12,387	$3,548
Income tax benefit	(8,421)	(469)
Other, net	(167)	390
Interest expense, net	380	319
Operating income	4,179	3,788
Depreciation	1,218	1,109
Amortization of intangibles	887	971
EBITDA	$6,284	$5,868
Restructuring charge	-	51
Transaction costs	42	120
Stock-based compensation	703	585
Adjusted EBITDA	$7,029	$6,624

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Year Ended December 31,
	2019	2018
Net income	$18,972	$7,301
Income tax benefit	(8,991)	(828)
Other, net	93	359
Interest expense, net	1,358	1,339
Operating income	11,432	8,171
Depreciation	4,550	4,423
Amortization of intangibles	3,552	3,873
EBITDA	$19,534	$16,467
Restructuring charge	13	137
Transaction costs	166	503
Inventory fair value of purchase accounting	-	1,049
Stock-based compensation	2,949	2,652
Adjusted EBITDA	$22,662	$20,808